EXHIBIT 10.3
Memorandum

To:	Dave Robertson & Ronald Miller
From:               Charlie Maddy
Date:	December 14, 2007
Re:	2008 Incentive Plan – SCB

Here is the 2008 Incentive Bonus Plan for Summit Community Bank.

As you know, we have established a budget of approximately $* in net income and approximately $* in total assets for Summit Community Bank for year ended December 31, 2008.  If these targets are met, management will be rewarded as follows:

Dave Robertson	$ *
Ronald Miller	$ *
Dawn Frye	$ *
Cyndie Layman	$ *
Discretionary (Dave)	$ *
Discretionary (Ron)	$ *

In addition, if the budgeted $* net income is exceeded, we will reserve *% of the amount over the $* to a pool, which would be divided among key managers.  In order to qualify for this additional amount, net income for Summit Community Bank would have to be greater than $* after any and all bonuses (including the above “budget bonus”) were paid.  The calculation would work as follows:

*	$*
*	*
*	*
*	*%
*	$ *
*	*
*	$ *
*	$ *

The performance pool payment would be divided as follows:

Dave Robertson	*%	$ *
Ronald Miller	*%	$ *
Dawn Frye	*%	$ *
Cyndie Layman	*%	$ *
Discretionary (Dave)	*%	$ *
Discretionary (Ron)	*%	$ *
Reserved	*%	$ *

The discretionary amount can be awarded to whatever SCB employee(s) are deserving in Dave’s or Ron’s discretion.

To recap, in my example, if the bank were to make $* net in the year 2008 and December’s Total Average Assets are at least $*, Dave Robertson’s and Ronald Miller’s bonuses would be as follows:

Budget bonus	$ *
Performance bonus	$ *
Total bonus	$ *

The total performance pool total bonus cannot exceed $ *.  Securities gains and losses initiated by Summit management will be excluded for bonus calculation purposes.  Additionally, derivative market adjustments (that result from our recent change in accounting methodology) will also be excluded from the calculation.

This operating plan and budget may be revised if significant structural changes occur such as the purchase of a new branch, merger, etc.  Summit management and board of directors will have sole discretion as to whether these changes have occurred in amounts sufficient to make such changes and will advise SCB management if these changes are made.

As you know, the exact date for the Greater Atlantic Financial (GAFC) closing is not known.  After this becomes clear, this plan may be revised.  Preliminarily however, breaking even on the GAFC branches may be a reasonable goal for 2008 so it is nearly as likely that the plan may very well stay the same.  We will keep you posted.

Thank you both for your respective contributions to the success of our Company.

* Confidential, Business Proprietary Information